EXHIBIT 10.15

MEMEC, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective October 1, 2001)

MEMEC, LLC.

EXECUTIVE DEFERRED COMPENSATION PLAN

-i-

MEMEC, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

(continued)

-ii-

MEMEC, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

(continued)

		Page
10.14	Status of Participants	24

10.15	Employee Acknowledgement	24

-iii-

MEMEC, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

The Board of Directors of Memec, LLC (the “Company”) adopted this Executive Deferred Compensation Plan effective upon closing of the Acquisition effected on or about October 16, 2000 between Veba Electronics and others, on the one hand, and Arrow Electronics, Inc. and others, on the other. The Plan is hereby amended and restated, effective October 1, 2001.

ARTICLE I

PURPOSE

The primary purpose of the Plan is to provide deferred compensation to a select group of management and highly compensated employees through an unfunded “top hat” arrangement exempt from the fiduciary, funding, vesting, and plan termination insurance provisions of Title I and Title IV of ERISA.

The Plan is a continuation of the Veba Electronics Executive Deferred Compensation Plan (the “Veba Plan”) solely with respect to those current or former employees of the Company, and if applicable, any other Employers or their subsidiaries (or predecessors thereof), including employees who transferred as of the date of Acquisition to the employ of the Company or such other Employers from Veba Electronics LLC or Veba Corporation, but excluding employees (such as employees of Wyle Electronics) who became employees of Arrow Electronics, Inc. or any of its subsidiaries in connection with the Acquisition. The Plan will provide for payment by such Employers of their obligations originating under the Veba Plan with respect to such current or former employees.

In addition, following the Acquisition and subject to the Company’s reserved right to amend this Plan, the Plan will provide employees participating herein with the continued opportunity to defer Compensation and to potentially receive Company Contributions they are unable to defer or receive under the Company’s Qualified Plan, because of limits imposed by Sections 401(a)(4), 401(k), 401(m) and 402(g) of the Code on plans to which those sections of the Code apply.

Neither the Company, any other Employer, or any of their subsidiaries or affiliates, shall have any obligation with respect to any participant in the Wyle Electronics Executive Deferred Compensation Plan (including without limitation any employee hired by Arrow Electronics or any of its subsidiaries from any Employer otherwise included in this Plan, in connection with the Acquisition), or any participant in the Veba Plan other than those participants who are covered under this Plan.

ARTICLE II

DEFINITIONS

Whenever the following words and phrases are used in this Plan with the first letter capitalized, they shall have the meanings specified below:

(a) “Account” refers to the bookkeeping entries established and maintained by the Committee for the purpose of recording (i) the amounts of Compensation deferred by a Participant and any Company Contributions made by the Company under the Plan or previously so deferred or made under the Veba Plan, (ii) any interest or deemed investment earnings or losses with respect to those amounts, and (iii) any distributions to a Participant or Beneficiary.

(b) “Acquisition” refers to the transactions effected on or about October 16, 2000 under the Share Purchase Agreement dated August 7, 1999 between Veba Electronics GmbH and others, and E.ON AG, on the one hand, and Arrow Electronics, Inc., Cherrybright Limited and Avnet, Inc., on the other.

(c) “Beneficiary” refers to the person or entity selected to receive any portion of a Participant’s Account that has not been distributed from the Plan at the time of the Participant’s death. Such designation shall be on a form provided or approved by the Plan Administrator. In the event a married Participant designates someone other than his spouse as sole, primary Beneficiary, such initial designation or subsequent change shall be invalid unless the spouse consents in a writing which names the designated Beneficiary. If a Participant fails to designate a Beneficiary or no designated Beneficiary survives the Participant, the Plan Administrator may direct payment of benefits to the following person or persons in the order given below:

the Participant’s:

(i)	surviving spouse,

(ii)	descendants, per stirpes,

(iii)	parents,

(iv)	brothers and sisters, or

(v)	the duly appointed and currently acting personal representative of the estate of the Participant.

In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then the Beneficiary shall be the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that minor’s living parent(s) to act as custodian, (b) if that minor’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that minor is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

(d) “Board” or “Board of Directors” refers to the Board of Directors of the Company.

(e) “Change in Control” refers to any of the following events, provided, however, that the Acquisition shall not be a Change in Control:

(1) the acquisition (other than from the Company) by any person, entity, or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, or

(2) individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof, the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors of the Company; provided that any person becoming a director subsequent to the date this Plan is adopted whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person was a member of the Incumbent Board, or

(3) Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own directly or indirectly, more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated Company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(f) “Code” refers to the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” refers to the individual or individuals who act on behalf of the Company in discharging the Company’s duties as the Plan Administrator. Notwithstanding any other provision of the Plan document, any member of the Committee or any other officer or employee of the Company or of a parent, subsidiary or affiliate company who exercises discretion or authority on behalf of the Company shall not be a fiduciary of the Plan merely by virtue of his exercise of such discretion or authority. The CFO shall identify the Company officers who shall serve as members of the Committee. Absent a designation to the contrary, the CFO shall act on behalf of the Company and the Committee. Because this Plan is a “top hat” arrangement, the Committee shall not be subject to the duties imposed by the provisions of Part 4 of Title I of ERISA.

(h) “Company,” or “Employer” refers to Memec, LLC, a Delaware corporation. With the approval of the Committee and subject to such terms and conditions as it shall prescribe, the term “Company” also shall include any subsidiary or affiliate of Memec, LLC, except where the context clearly indicates otherwise.

(i) “Company Contributions” refers to amounts described in Section 5.7.

(j) “Compensation” refers to a Participant’s gross salary, including any commissions, bonuses or awards, payable by the Company after a Participant first becomes eligible to participate in the Plan and during the period through which such participation continues.

(k) “Deferral Election” refers to a Participant’s election to defer Compensation pursuant to the terms of the Plan made on a form provided or approved by the Plan Administrator.

(l) “Disabled” or “Disability” refers to a physical or mental condition of a Participant which renders such Participant disabled as defined under the terms of the Company’s Long-Term Disability Plan and determined in the sole discretion of the Committee. A Participant automatically will satisfy the requirements under this Plan, with respect to submission of evidence of disability, throughout the period that he remains qualified for Social Security disability benefits.

(m) “Early Retirement Age” refers to an age between 55 and 65 in which a Participant elects to retire from the Company. Such election shall be made on the Participant’s Deferral Election form no less than one year prior to reaching such Early Retirement Age. In the absence of any such election, the Normal Retirement Age shall apply.

(n) “Effective Date” refers to the date upon which the Acquisition was consummated.

(o) “Employee” refers to any employee, within the meaning of Section 3121(d) of the Code, of the Company who is highly compensated, a member of management, or a key employee and who is selected by the Committee to participate in this Plan or was previously so selected to participate in the Veba Plan and whose account thereunder was not fully distributed prior to the Acquisition, including employees who transfer as of the date of Acquisition to the employ of the Company or such other Employers from Veba Electronics LLC or Veba Corporation, but excluding employees (such as employees of Wyle Electronics) who become employees of Arrow Electronics or any or its subsidiaries in connection with the Acquisition. The Committee shall determine whether an employee is to be considered highly compensated. Where the Plan Administrator considers appropriate in applying the provisions of this Plan, the term Employee shall include only persons who are Participants or Inactive Participants under Plan.

(p) “ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended from time to time.

(q) “Hardship” refers to a Participant’s immediate and heavy financial need caused by an unforeseeable emergency, as described in Treasury Regulations Section 1.457-2(h)(4) and (5). In general, but without limitation, the Committee may approve a Hardship withdrawal from a Participant’s Account if the reduction does not exceed the amount needed to pay for the following unreimbursed expenses: (i) medical expenses defined in Code Section 213(d) and incurred (or to be incurred) during the calendar year by the Participant, or his spouse or dependents (as described in Code Section 152) as a result of a sudden or unexpected illness or accident; (ii) loss of a Participant’s property as a result of a casualty or other extraordinary unforeseeable circumstances attributable to forces beyond the participant’s control; (iii) other costs recognized by the Committee to pose an immediate and heavy financial need on the Participant as a result of an unforeseeable emergency or other factors beyond a Participant’s control; and (iv) the estimated amount of any tax due on the total amount of a Hardship withdrawal (grossed-up to account for taxes due because of this subparagraph (iv)) assuming the Participant is in the maximum state and federal tax bracket.

(r) “Inactive Participant” refers to an Employee who deferred Compensation under the Plan (or the Veba Plan) during a previous Plan Year but who does not defer any Compensation payable during the current Plan Year.

(s) “In-Service Withdrawal Amount” means the amount a Participant elects to receive as an in-service withdrawal, pursuant to the terms set forth in Section 6.3.

(t) “Normal Retirement Age” refers to age sixty-five (65).

(u) “Participant” refers to an eligible Employee who elects to defer part or all of his Compensation under the Plan payable during the current Plan Year. Where the context so requires, Participant also includes an Inactive Participant.

(v) “Plan” means this Memec, LLC Executive Deferred Compensation Plan, as amended from time to time.

(w) “Plan Administrator” refers to the Company or the Committee appointed by the Company to administer the Plan.

(x) “Plan Year” refers to the period of 12 consecutive months commencing on the first day of January of each near.

(v) “Qualified Plan” refers to the Company’s tax qualified individual account cash or deferred compensation plan subject to the limits imposed by Code Sections 401(a)(4), 401(k), 401(m), 402(g) and 415.

(z) “Service” and “Years of Service” have the meanings specified in Code Section 411(a)(4) and (5)(A) and the regulations thereunder.

(aa) “Supplemental Survivor Benefit” means an amount equal to the lesser of (i) 3 million dollars ($3,000,000) or (ii) 2 times the amount determined by deducting (A) the portion of the Participant’s deferrals (without adjustment for deemed investment gains or losses) which have been distributed prior to the date of the Participant’s death from (B) the total amount deferred by the Participant under this Plan (without adjustment for deemed investment gains or losses).

(bb) “Termination of Employment” refers to a Participant’s (i) separation from service with the Company, (ii) refusal or failure to return to work within three (3) working days after the date requested by the Company, (iii) failure to return to work at the conclusion of a leave of absence. This definition does not imply retirement from service.

(cc) “Trust” refers to a grantor trust of which a financial institution selected by the Company serves as trustee. The term “Trustee” shall include such financial institution and any successor Trustee under the Trust instrument.

(dd) “Valuation Date” means the last business day of each calendar month and such other dates as may be specified by the Committee.

ARTICLE III

ELIGIBILITY

3.1	Original Participant Eligibility

The original class of employees eligible to participate in this Plan is all Employees who were participants in the Veba Plan on the date of the Acquisition and who are current or former employees of the Company, and if applicable, any other Employers (as defined below) or their subsidiaries (or predecessors thereof), including employees who transfer as of the date of Acquisition to the employ of the Company or such other Employers from Veba Electronics LLC or Veba Corporation, but excluding employees (such as employees of Wyle Electronics) who become employees of Arrow Electronics, Inc. or any of its subsidiaries in connection with the Acquisition.

3.2	New Participant Eligibility

The Committee may, from time to time, designate by name those additional Employees of the Company who are eligible to participate in the Plan for one or more Plan Years and the date upon which each such Employee’s participation may commence. All designated Employees shall be notified by the Board or the Committee of their eligibility to participate in the Plan which shall commence upon such notification. A Participant’s eligibility to participate in the Plan does not confer upon the Participant any right to any award, bonus or other remuneration of any kind.

ARTICLE IV

DEFERRAL OF COMPENSATION

4.1	Deferral Elections

(a) An Employee who is eligible to participate in the Plan may elect to defer the receipt of Compensation by compiling a Deferral Election in a form approved by the Committee. Pursuant to the Deferral Election, an eligible Employee may elect to defer any whole percentage of his Compensation. An Employee who elects to participate in the Plan must defer at least two thousand dollars ($2,000) but no more than twenty-five percent (25%) of Compensation in each Plan Year in which the Employee is eligible to participate in the Plan.

(b) An Employee must submit his Deferral Election form to the Committee no later than the (i) last day preceding the calendar year in which the eligible Employee will render the services for which he will receive any part of the Compensation payable to the Employee during that year, or (ii) in the year in which an Employee first becomes eligible to participate, the Employee may make his election within the first 30 days after the date the Employee is notified of his or her eligibility to participate in the Plan.

(c) Effective for Deferral Elections with respect to Compensation that otherwise would have been paid in 2002 or later, an Employee’s Deferral Election percentage will remain in effect, notwithstanding any change in the Employee’s Compensation, until the Employee elects to change the Deferral Election percentage during the annual enrollment period.

4.2	Multiple Elections

An election to defer Compensation shall be effective on the date an eligible Employee delivers a validly completed Deferral Election form to the Committee; provided, however, that, if the eligible Employee delivers another validly completed Deferral Election form to the Committee prior to the deadline for submitting Deferral Elections described in Section 4.1(b), the Deferral Election on the form bearing the latest date shall control. After the deadline for submitting Deferral Elections described in Section 4.1(b) has elapsed, the last validly completed Deferral Election form submitted to the Committee prior to the expiration of such deadline shall be irrevocable.

4.3	Hardship Adjustments

After a Deferral Election has taken effect for any Plan Year, a Participant may not increase or decrease the percentage or amount of Compensation to be deferred during that Plan Year; except that a Participant has the option to cease all deferrals under the Plan during the Plan Year if such cessation would relieve the Participant of one or more Hardships without any withdrawals under this Plan.

4.4	Electronic Media

(a) The Committee may require or permit Participant (or Beneficiary, as the context may require) elections and/or consents under this Plan to be made by means of such electronic media as the Committee may prescribe.

(b) Reasonable efforts will be used to process electronic media consents and elections made under this Plan. Notwithstanding the preceding sentence or anything else in this Plan to the contrary, neither the Company nor the Committee guarantees that any consent or election will be so processed. The Committee may adopt new or alternative rules for electronic media consents and elections as it deems appropriate in its sole and complete discretion (including, without limitation, eliminating any electronic media system and re-implementing a requirement of written forms, establishing the effective date and the notice date for any type of consent or election and limiting the number of any particular elections that may be made by a Participant during any specified period). In order to be effective, each consent and/or election must be made in accordance with such other rules as the Committee may prescribe,

ARTICLE V

DEFERRED COMPENSATION ACCOUNTS

5.1	Maintenance of Accounts

The Plan Administrator shall maintain one or more Accounts with respect to any Compensation deferred by an eligible Employee under Article 4 and any other Employee having an undistributed Account under the Veba Plan immediately prior to the Acquisition. The Plan Administrator shall credit the Account with the full amount of Compensation deferred as soon as administratively practicable following the date that the Compensation would have been payable absent the Deferral Election.

If the Compensation deferred is subject to federal or state employment taxes (e.g. taxes under the Federal Insurance Contributions Act or Federal Unemployment Tax Act), said taxes shall be withheld and deducted from a portion of the Employee’s Compensation not deferred under this Plan. A Participant shall be fully vested at all times in amounts deferred under Article 4, as adjusted for any earnings, losses, interest accruals, administrative expenses or distributions as described below.

5.2	Deemed Investment Elections

(a) In accordance with rules, procedures and options established by the Committee, a Participant shall have the right to deem his Account invested in one or more investment funds selected by the Committee. If a Participant fails to designate the investment funds in which his Account shall deemed to be invested, his Account shall be deemed to be invested in the “default” investment fund or funds determined by the Committee and announced to Participants. Unless otherwise announced by the Committee, the default investment fund shall be a money market fund.

(b) In accordance with procedures established by the Plan Administrator, a Participant may change his deemed investments effective as of the first day of any calendar month. Such changes must be made in the form specified by the Committee on or before the last business day of the calendar month. Deemed investment allocations must be made in increments of 1% of a Participant’s Account.

5.3	Company Obligations

Although the Company shall have the obligation to credit the Participant’s Account with gains and losses in accordance with the Participant’s deemed investments, the Company, in its sole discretion, may invest assets allocable to the Participant’s Account in any manner, in any amount and for any period of time which the Company in its sole discretion may select. Regardless of the Company’s actual investments, the Company must credit or charge the Participant’s Account with the same earnings, gains or losses that the Participant would have incurred if the Company had invested the Participant’s Account in the deemed investments, in the specific amounts and for the specific periods directed by the Participant.

5.4	Deemed Investment Earnings or Losses

Any amounts credited to the Account of a Participant as a result of the deferral of all or part of his Compensation may increase or decrease as a result of the Participant’s deemed investment of such amounts during the Plan Year. The Participant and his Beneficiary understand and agree that they assume all risk in connection with any decrease in the value of the Participant’s Account due to the Participant’s deemed investment elections.

5.5	Valuation of Accounts

The value of each Participant’s Account (including earnings or losses attributable to the Participant’s deemed investment elections) shall be established on each Valuation Date.

5.6	Deemed Investment of Unpaid Balances

The unpaid balance of all Accounts payable under the Plan shall continue to be credited with deemed investment earnings or losses described in Sections 5.2, 5.3 and 5.4.

5.7	Company Contributions

(a)	Company Discretionary Contributions

The Company shall retain the right to make discretionary Company Contributions to any Participant’s Account under this Plan.

(b)	Adjustments to Company Contributions

Company Contribution, credited to a Participant’s Account shall accrue the interest or deemed investment return described in Section 5.2, 5.3, and 5.4 above, and shall be paid in accordance with Article VI.

(c)	Vesting in Company Contributions

Upon initial announcement by the Company of a Company Contribution to Participants’ Accounts, the Company shall, at that time, notify such Participants in a written amendment to this document of the vesting schedule applicable to such Company Contributions. The vesting schedule shall be subject to change at the option of the Company.

Additionally, except as provided in Section 5.7(e), a Participant shall be 100% vested in Company Contributions if, prior to his Termination of Employment, the Participant attains Early Retirement Age or Normal Retirement Age (whichever applies), dies, or becomes Disabled. Furthermore, a Participant shall be 100% vested in Company Contributions upon a Change in Control

(d)	Forfeitures for Unvested Account Balances

Upon a Termination of Employment, the unvested portion of a Participant’s Account shall be forfeited and such amount shall be retained by the Employer.

(e)	Forfeitures for Misconduct

Without regard to the number of Years of Service a Participant has completed with the Company and without regard to a Participant’s age, Disability or death, if a Participant separates from service with the Company as a result of the Participant’s gross misconduct, within the meaning of Part 6 of Title I of ERISA, regarding group health continuation coverage, or if the Participant engages in unlawful business competition with the Company as determined in the sole discretion of the Company, the Participant shall forfeit all amounts allocated to his Accounts under Sections 5.7(a) and 5.7(b) above. Such forfeitures shall be retained by the Company.

5.8	Company’s General Assets

All Compensation deferred under the Plan and all amounts credited to a Participant’s Account under the Plan (a) are the general assets of the Company, (b) may be used in the operation of the Company’s business or in any other manner permitted by law, and (c) remain subject to the claims of the Company’s general unsecured creditors. Participant agrees, on behalf of Participant and his Beneficiary, that (i) title to any amounts deferred under the Plan or credited to a Participant’s Account remains in the Company and (ii) neither Participant nor his Beneficiary has any property interests whatsoever in said amounts, except as general creditors of the Company.

ARTICLE VI

PAYMENT OF DEFERRED COMPENSATION ACCOUNTS

6.1	Income Tax Obligations

If a Participant is assessed federal, state or local income taxes by reason of, and computed on the basis of, his undistributed deferred Compensation or undistributed earnings accrued on his Account, the Participant shall notify the Committee in writing of such assessment and there shall be distributed from the Participant’s Account deferred Compensation or accrued earrings in an amount equal to such tax assessment, together with any interest due and penalties assessed thereupon within 30 days following such notice; provided however, that if the Committee determines that such assessment is improper, it may request that the Participant contest the assessment, at the expense of the Company (which expense shall include all costs of appeal and litigation, including legal and accounting fees, and any additional interest assessed on the deficiency from and after the date of the Participant’s notice to the Committee); and during the period such contest is pending, the sums otherwise distributable pursuant to this Section 6.1 shall not be distributed.

6.2	Hardship Withdrawals

(a)	Withdrawals to Meet Hardships

If at any time following the first anniversary of initial participation in the Plan, a Participant incurs a Hardship, the Participant may, by written notice to the Committee, request that all or any specified part of his vested Account balance (but not less than $1,000 per withdrawal) be paid to the Participant; and such distribution, if approved by the Committee, shall be made in a lump sum as soon as administratively feasible following the Committee’s approval of the distribution. The Committee shall have exclusive authority to determine whether to make a Hardship distribution from a Participant’s Account but shall not unreasonably deny a request for such a distribution. The Committee’s decision shall be final and binding on all parties. Any Hardship withdrawals from an Account shall reduce the amount available for subsequent distributions from the Account, as the Committee may determine.

(b)	Ineligibility following a Hardship Withdrawal

A Participant shall not be eligible to defer any Compensation under the Plan during the remainder of the Plan Year in which the Participant takes a Hardship withdrawal from the Plan. The effective date of any such ineligibility under the preceding sentence shall be as soon as administratively feasible following the date on which the Committee approves the Hardship withdrawal

6.3	In-Service Withdrawals

(a)	Preselected Withdrawal Dates

A Participant may make an election to receive a lump sum payment of the Participant’s In-Service Withdrawal Amount (as a dollar amount or a percentage of the Participant’s vested Account balance) designated by the Participant on a validly completed form provided by the Committee. Such In-Service Withdrawal Amount shall be paid to the Participant as soon as administratively feasible following the later of: (i) the in-service withdrawal date elected by the Participant in the validly completed form, (ii) January 1, 2004, or (iii) a date twenty-four (24) months after the date the Participant submits a validly completed form to the Committee requesting future distribution of an In-Service Withdrawal Amount. Participants may not elect to receive more than one in-service withdrawal in a single Plan Year.

A Participant may elect, in the form and in such manner as the Committee provides, to further defer or cancel his in-service withdrawal date or In Service Withdrawal Amount; provided however, that any such change or cancellation may only be made once with respect to each scheduled in-service withdrawal and must be made at least one year prior to the calendar year of the scheduled in-service withdrawal date for such scheduled in-service withdrawal.

(b)	Penalty Withdrawals

A Participant (or, after a Participant’s death, the Participant’s Beneficiary) may elect, at any time, to withdraw all or any portion (subject to a $1,000 minimum) of his vested Account balance, calculated as of the Valuation Date following the date of the election, less a withdrawal penalty equal to 10% of such amount. This election can be made at any time and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment schedule. The withdrawal election shall be made in such form and in such manner as the Committee may require and the withdrawal amount shall be paid as soon as administratively feasible following the Valuation Date immediately following the Participant’s election. A Participant shall not be eligible to defer any Compensation under the Plan during the remainder of the Plan Year in which the Participant takes such a withdrawal from the Plan and the following Plan Year. The effective date of any ineligibility under the preceding sentence shall be as soon as administratively feasible following the date on which the Committee receives a validly completed request for such a withdrawal. The amount of the withdrawal penalty shall be permanently and irrevocably forfeited by the Participant to the Company.

6.4	Termination of Employment

Upon termination of the employment of a Participant or Inactive Participant for reasons other than retirement, the Committee shall distribute the vested portion of his Account (valued as of the Valuation Date immediately preceding the distribution) in a lump sum as soon as administratively feasible following such termination of employment.

6.5	Disability

(a) If a Participant or Inactive Participant suffers a Disability prior to termination of employment, the Committee shall distribute his Account balance under the Plan in a lump sum or in 5, 10 or 15 annual installments (as elected by the Participant or Inactive Participant in his Deferral Election form in accordance with Section 6.6), commencing as soon as administratively feasible following the Committee’s determination that the Participant or Inactive Participant has suffered a Disability. In the absence of such a distribution election, the Participant or Inactive Participant’s Account shall be distributed in a single lump sum. A Participant may change the distribution option he elected, in the form and in such manner as the Committee provides, if the request for a change is received by the Committee at least 1 year prior to the calendar year during which the Disability occurs.

(b) Prior to the death of the Participant or Inactive Participant, during any period in which a Participant or Inactive Participant remains Disabled, he (or his legal representative) may request Hardship withdrawals from any undistributed portion of his Account. Any such Hardship withdrawals shall reduce the amount available for subsequent distributions from the Account, as the Committee may determine.

(c) If a lump sum distribution is made, the Participant’s Account shall be valued as of the Valuation Date immediately preceding such lump sum distribution. If an installment option is elected, the amount of each annual installment shall be the value of the Participant’s Account as of the last Valuation Date of the preceding year divided by the number of remaining installments to be paid. The first such installment shall be paid as soon as administratively feasible following the Committee’s determination that the Participant or Inactive Participant has suffered a Disability and each subsequent annual installment shall be paid as soon as administratively feasible following the last Valuation Date of the preceding year.

6.6	Retirement

(a) Upon the Participant or Inactive Participant reaching Early Retirement Age, as elected in his validly completed Deferral Election form, or Normal Retirement Age, and terminating employment, the Committee shall distribute his Account balance under the Plan in a lump sum or in 5, 10 or 15 annual installments (as elected by the Participant or Inactive Participant in his Deferral Election form), commencing as soon as administratively feasible following such retirement. In the absence of a distribution election, the Participant or Inactive Participant’s Account shall be distributed in a single lump sum. A Participant may change the distribution option he elected, in the form and in such manner as the Committee provides, if the request for a change is received by the Committee at least l year prior to the calendar year during which the retirement occurs.

(b) If a lump sum distribution is made, the Participant’s Account shall be valued as of the Valuation Date immediately preceding such lump sum distribution. If an installment option is elected, the amount of each annual installment shall be the value of the Participant’s Account as of the last Valuation Date of the preceding year divided by the number of remaining installments to be paid. The first such installment shall be paid as soon as administratively feasible following the Participant’s retirement and each subsequent annual installment shall be paid as soon as administratively feasible following the last Valuation Date of the preceding year.

6.7	Death Prior to Commencement of Distributions

(a) Upon the death of a Participant or Inactive Participant prior to the commencement of any distributions under Sections 6.5 or 6.6 above, an amount equal to the Participant’s Account Balance plus the Supplemental Survivor Benefit will be distributed to the, Participant’s Beneficiary in a single lump sum or in 2, 3, 4 or 5 annual installments (as elected by the Participant in his Deferral Election form), commencing as soon as administratively feasible following the Participant’s death. In the absence of a distribution election, the Participant’s Account shall be distributed in a single lump sum. A Participant may change the distribution option he elected, in the form and in such manner as the Committee provides, if the request for a change is received by the Committee at least 1 year prior to the calendar year during which the Participant’s death occurs.

(b) During the period between the death of the Participant or Inactive Participant and the commencement of distributions to the Beneficiary, the Beneficiary may request Hardship withdrawals from any undistributed portion of his Account. Any such Hardship withdrawals shall reduce the amount available for subsequent distributions from the Plan, as the Company in good faith may determine.

(c) If a lump sum distribution is made, the Participant’s Account shall be valued as of the Valuation Date immediately preceding such lump sum distribution. If an installment option is elected, the amount of each annual installment shall be the value of the Participant’s Account as of the last Valuation Date of the preceding year divided by the number of remaining installments to be paid. The first such installment shall be paid as soon as administratively feasible following the Participant’s death and each subsequent annual installment shall be paid as soon as administratively feasible following the last Valuation Date of the preceding year.

6.8	Death After Commencement of Distributions

Upon the death of a Participant or Inactive Participant after the commencement of any distribution in accordance with Sections 6.5 or 6.6 above, the balance remaining in the Account of such Participant or Inactive Participant shall be distributed to his Beneficiary in accordance with the terms elected by the Participant or Inactive Participant under Sections 6.5 or 6.6.

6.9	Withholding and Other Tax Consequences

From any payments made under this Plan, the Company shall withhold any taxes or other amounts which federal, state or local law requires the Company to deduct, withhold and deposit. The Committee’s determination of the type and amount of taxes to be withheld from any payment shall be final and binding on all persons having or claiming to have an interest in this Plan or in any Account under this Plan.

ARTICLE VII

BEST PAYMENTS

7.1	Parachute Payments

If the gross amount of any payment or benefit under this Plan, either separately or in combination with any other payment or benefit payable by the Company or any of its affiliates or pursuant to a plan of the Company or an affiliate, would constitute a parachute payment within the meaning of the Code Section 280G, then the total payments and benefits accrued and payable under this Plan shall not exceed the amount necessary to maximize the amount receivable by the Participant after payment of all employment, income and excise taxes imposed on the Participant with respect to such payments or benefits.

7.2	Compensation to be Reduced

The Participant may elect by written notice which items of compensation, if any, shall be reduced so as to meet the requirements of Section 7.1. If there is a dispute between the Company and the Participant regarding (i) the extent, if any, to which any payments or benefits to the Participant are parachute payments or excess parachute payments, under Code Section 280G, or (ii) the base amount of such Participant’s Compensation under Code Section 280G, or (iii) the status of such Participant as a disqualified individual, under Code Section 280G, such dispute shall be resolved in the same manner as a claim for benefits under this Plan.

7.3	Determinations

Within 60 days of a Change in Control or, if later, within 30 days of the Participant’s receiving notice of termination of employment from the Company or the Company’s receiving notice of termination of employment from the Participant, either the Participant or the Company may request (i) a determination of the amount of any parachute payment, excess parachute payment, or base amount of compensation, or (ii) a determination of the reduction necessary to maximize the net receipts of the Participant as described in Section 7.1 above. Any fees, costs or expenses incurred by the Participant in connection with such determinations shall be paid equally by the Participant and the Company.

ARTICLE VIII

AMENDMENT OR TERMINATION PLAN

8.1	Amendment

The Company may modify, suspend or terminate the Plan in any manner that does not (i) reduce any vested amounts credited to a Participant’s Account, or (ii) constitute a forfeiture of any benefits vested under this Plan. In modifying, suspending or terminating the Plan, or in taking any other action with respect to the implementation, operation, maintenance or administration of the Plan, the Board of Directors may act by a resolution of the full Board or by a resolution of the Compensation Committee of the Board.

8.2	Termination

This Plan shall terminate immediately if a court of competent jurisdiction determines that this Plan is not exempt from the fiduciary provisions of Part 4 of Title I of ERISA. The Plan shall terminate as of the date it ceased to be exempt. Upon termination of the Plan, the Plan Administrator shall distribute all Accounts, as determined by the Plan Administrator (i) in a lump sum to all Participants, or (ii) in accordance with the method designated by Participants on their validly completed Deferral Election forms.

ARTICLE IX

ADMINISTRATIVE PROCEDURES AND DISPUTE RESOLUTION

9.1	Plan Administrator

The Plan Administrator shall be the Company. The Company may establish a Committee composed of any persons, including officers or employees of the Company, who act on behalf of the Company in discharging the duties of the Company in administering the Plan. No Committee member who is a full-time officer or employee of the Company shall receive compensation with respect to his service on the Committee. Any member of the Committee may resign by delivering his written resignation to the Committee or the Company. The CFO of the Company may remove any Committee member by providing him with written notice of the removal.

9.2	Committee Organization and Procedures

(a) The CFO of the Company or related officer of the Company may designate a chairperson from the members of the Committee. The Committee may appoint a secretary, who may or may not be a member of the Committee. The secretary shall have the primary responsibility for keeping a record of all meetings and acts of the Committee and shall have custody of all documents, the preservation of which shall be necessary or convenient to the efficient functioning of the Committee. All reports required by law may be signed by the Chairperson or another member of the Committee, as designated by the chairperson, on behalf of the Company.

(b) The Committee shall act by a majority of its members in office and may adopt such rules and regulations as it deems desirable for the conduct of its affairs. If the Company, the Plan, any Participant or Inactive Participant is or becomes subject to any rules of the Securities and Exchange Commission or any national or regional securities exchange, the Company and the members of the Committee shall take any actions which are necessary or desirable for the maintenance, modification or operation of the Plan in accordance with those rules.

9.3	Administrative Authority

The Company and the Committee have discretionary authority to perform all functions necessary or appropriate to the operation of the Plan, including without limitation authority to (a) construe and interpret the provisions of the Plan document and any related instrument and determine any question arising under the Plan document or related instrument, or in connection with the administration or operation thereof; (b) determine in its sole discretion all facts and relevant considerations affecting the eligibility of any Employee to be or become a Participant; (c) decide eligibility for, and the amount of, benefits for any Participant, Inactive Participant or Beneficiary; (d) authorize and direct all disbursements under the Plan; and (e) employ and engage such persons, counsel and agents and to obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provisions of the Plan. The Company shall be the “administrator” as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code. The CFO or related officer of the Company shall be the agent for service of process on the Plan.

9.4	Expenses

All reasonable expenses which are necessary to operate and administer the Plan shall be paid directly by the Company. All reasonable costs incurred by a Committee member in the discharge of the Company’s or his duties under the Plan shall be paid or reimbursed by the Company. Such costs shall include fees or expenses arising from the Committee’s retention, with the consent of the Company, of any attorneys, accountants, actuaries, consultants or recordkeepers required by the Committee to discharge its duties under the Plan. Nothing in the preceding two sentences or in any other provisions of the Plan shall require the Company to pay or reimburse any Committee Member or any other person for any cost, liability, loss, fee or expense incurred by the Committee member or other person in any dispute with the Company; nor may any Committee member or other person reimburse himself, herself or itself from any Plan contributions or from the principal or income of investment or funding vehicle for the Plan for any such cost, liability, loss, fee or expense.

9.5	Insurance

The Company may, but need not, obtain liability insurance to protect its directors, officers. employees or representatives against loss in the discharge of their responsibility in the operation of the Plan.

9.6	Claims Procedures

(a.) A claim for benefits shall be considered filed only when actually received by the Plan Administrator.

(b) Any time a claim for benefits is wholly or partially denied, the Participant, Inactive Participant or Beneficiary (hereinafter “Claimant”) shall be given written notice of such denial within 30 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 30-day period. The extension shall expire within 60 days after the claim is filed. The notice of denial will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

9.7	Appeal Procedures

(a) Any person who has had a claim for benefits denied by the Plan Administrator, shall have the right to request review by the Plan Administrator. Such request must be in writing, and must be received by the Plan Administrator within 60 days after such person receives a claim denial notice. If written request for review is not made within such 60-day period, the Claimant shall forfeit his right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.

(b) The Plan Administrator shall then review the claim. The Plan Administrator may issue a written decision reaffirming, modifying or setting aside its former action within 30 days after receipt of the written request for review, or 60 days if special circumstances require an extension. The Claimant shall be notified in writing of any such extension within 30 days following the request for review. An original or copy of the decision shall be furnished to the Claimant. The decision shall set forth the reasons and pertinent plan provisions or relevant laws on which the decision rests. The decision shall be final and binding upon the Claimant and the Plan Administrator and all other persons having or claiming to have an interest in the Plan or in any Account established under the Plan.

9.8	Arbitration

(a) Any Participant’s, Inactive Participant’s or Beneficiary’s claim remaining unresolved after exhaustion of the procedures in Section 9.6 and 9.7 (and to the extent permitted by law any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration at the Employer’s principal place of business at the time of the arbitration, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne equally by the parties.

(b) Except as otherwise specifically provided in this Plan, the provisions of this Section 9.8 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulator or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator who hears or decides any claim under the Plan shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this Section 9.8. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

(c) The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, no Participant, Inactive Participant or Beneficiary or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding all relevant statutes of limitation shall apply. Any interpretation of the Plan’s provisions or other determinations made by the Plan Administrator shall be reviewed by the arbitrator under the “abuse of discretion” standard set forth under ERISA and related case law. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

9.9	Notices

Any notice from the Company or the Committee to an Employee, Participant, Inactive Participant or Beneficiary regarding this Plan may be addressed to the last known residence of said person as indicated in the records of the Company. Any notice to, or any service of process upon, the Company or the Committee with respect to this Plan may addressed as follows:

CFO

Memec, LLC

9980 Huennekens St.

San Diego, CA 92121

9.10	Indemnification

To the extent permitted by law, the Company shall, and hereby does, indemnify and hold harmless any director, officer or employee of the Company who is or may be deemed to be responsible for the operation of the Plan, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from a duty, act, omission or decision with respect to the Plan, so long as such duty, act, omission or decision does not involve gross negligence or willful misconduct on the part of such director, officer or employee. Any individual so indemnified shall, within 10 days after receipt of notice of any action, suit or proceeding, notify the CFO of the Company and offer in writing to the CFO, the opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding, and the Company shall have the right, but not the obligation, to conduct the defense in any such action, suit or proceeding. An individual’s failure to give the CFO such notice and opportunity shall relieve the Company of any liability to said individual under this Section 9.10. The Company may satisfy its obligations under this provision (in whole or in part) by the purchase of insurance. Any payment by an insurance carrier to or on behalf of such individual shall, to the extent of such payment, discharge any obligation of the Company to the individual under this indemnification.

ARTICLE X

MISCELLANEOUS

10.1	Trust

(a) The Company shall establish the Trust, and shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities with respect to the Plan for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.

(b) The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan,

(c) The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

10.2	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. Neither the Company nor its affiliates will have any obligations with respect to the participants in the Veba Plant who did not become participants in this Plan.

10.3	Suspension of Payments Upon Insolvency

At all times during the continuance of any trust established in connection with this Plan, if the Plan Administrator determines that the Company’s financial condition is likely to result in the suspension of benefit payments from the Trust, the Plan Administrator shall advise Participants, Inactive Participants and Beneficiaries that payments from the Trust shall be suspended during the Company’s insolvency. If the Trustee subsequently resumes such payments, the Administrator shall advise Participants, Inactive Participants and Beneficiaries that, if Trust assets are sufficient, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants, Inactive Participants and Beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made directly by the Company during any period of discontinuance. No insufficiency of Trust assets shall relieve the Company of its obligation to make payments when due under the Plan.

10.4	Non-Alienation of Benefits

The interest of any Employee, Participant, Inactive Participant or Beneficiary shall not be subject to sale, assignment, transfer, conveyance, hypothecation, encumbrance, garnishment, attachment, anticipation, pledge, alienation or other disposition prior to actual distribution from the Plan; and any attempt to effect such disposition shall be void. No portion of any Account shall, prior to receipt thereof, be subject to the debts, contracts, liabilities, or engagements of any Employee, Participant, Inactive

Participant or Beneficiary. Nothing in the preceding sentence shall prohibit the Company from recovering from an Employee, Participant, Inactive Participant or Beneficiary any payments to which he was not entitled under the Plan.

10.5	Limitation of Rights

Nothing in this Plan document or in any related instrument shall cause this Plan to be treated as a contract of employment within the meaning of the Federal Arbitration Act, 9 U.S.C. 1 et seq., or shall be construed as evidence of any agreement or understanding, express or implied, that the Company (a) will employ any person in any particular position or level of Compensation, (b) will offer any person initial or continued participation or awards in any commission, bonus or other compensation program, or (c) will continue any person’s employment with the Company.

10.6	Notices Under WARN

(a) Any amounts paid (i) to any Employee under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or under any other laws regarding termination of employment, or (ii) to any third party for the benefit of said Employee or for the benefit of dependents shall not be offset or reduced by any amounts paid or determined to be payable by the Company to said Employee or to his dependents under this Plan.

(b) A Change in Control shall not be considered an “unforeseeable business circumstance” under WARN that would relieve the Company of its obligation to provide layoff notice to Participants or Inactive Participants under this Plan. In determining whether there has occurred an “employment loss” that would entitle a Participant or Inactive Participant to notice under WARN, any voluntary or involuntary separation of the Participant or Inactive Participant shall be treated as an employment loss entitling the Employee to such notice, so long as all other necessary prerequisites to WARN notification have been satisfied.

10.7	Alternative Acts and Times

If it becomes impossible or burdensome for the Company or the Committee to perform a specific act at a specific time required by this Plan, the Company or Committee may perform such alternative act which most nearly carries out the intent and purpose of this Plan and may perform such required or alternative act at a time as close as administratively feasible to the time specified in this Plan for such performance. Nothing in the preceding sentence shall allow the Company or Committee to accelerate or defer any payments to Participants or Inactive Participants under this Plan, except as otherwise expressly permitted herein.

10.8	Masculine and Feminine, Singular and Plural

Whenever used herein, pronouns shall include both genders, and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

10.9	Governing Law and Severability

This Plan shall be construed in accordance with the laws of the State of California (exclusive of its rules regarding conflicts of law) to the extent that such laws are not preempted by ERISA or other federal laws. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan which shall be construed as if said illegal or invalid provision had never been included.

10.10	Effect on Employee Benefits

Amounts deferred under this Plan or distributed pursuant to the terms of this Plan are not taken into account in the calculation of a Participant’s benefits under any employee pension or welfare benefit program or under any other compensation practice maintained by the Company, except to the extent provided in such program or practice.

10.11	Facility of Payment

If the Plan Administrator, in its sole discretion, determines that any Participant, Participant, Inactive Participant or Beneficiary by reason of infirmity, minority or other disability, is physically, mentally or legally incapable of giving a valid receipt for any payment due him or is incapable of handling his own affairs and if the Plan Administrator is not aware of any legal representative appointed on his behalf, then the Plan Administrator, in its sole discretion, may direct (a) payment to or for the benefit of the Participant, Participant, Inactive Participant or Beneficiary; (b) payment to any person or institution maintaining custody of the Participant, Participant, Inactive Participant or Beneficiary; or (c) payment to any other person selected by the Plan Administrator to receive, manage and disburse such payment for the benefit of the Participant, Participant, Inactive Participant or Beneficiary. The receipt by any such person of any such payment shall be a complete acquittance therefor; and any such payment, to the extent thereof, shall discharge the liability of the Company, the Committee, and the Plan for any amounts owed to the Employee, Participant, Inactive Participant or Beneficiary hereunder. In the event of any controversy or uncertainty regarding who should receive or whom the Plan Administrator should select to receive any payment under this Plan, the Plan Administrator may seek instruction from a court of proper jurisdiction or may place the payment (or entire Account) in such court with final distribution to be determined by such court.

10.12	Correction of Errors

Any crediting of Compensation or interest accruals to the Account of any Employee, Participant, Inactive Participant or Beneficiary under a mistake of fact or law shall be returned to the Company. If an Employee, Participant, Inactive Participant or Beneficiary in an application for a benefit or in response to any request by the Company or the Plan Administrator for information, makes any erroneous statement, omits any material fact, or fails to correct any information previously furnished incorrectly to the Company or the Plan Administrator, or if the Plan Administrator makes an error in determining the amount payable to a Participant, Participant, Inactive Participant or Beneficiary, the Company or the Plan Administrator may correct its error and adjust any payment on the basis of correct facts. The amount of any overpayment or underpayment may be deducted from or added to the next succeeding payments, as directed by the Plan Administrator. The Plan Administrator and the Company reserve the right to maintain any action, suit or proceeding to recover any amounts improperly or incorrectly paid to any person under the Plan or in settlement of a claim or satisfaction of a judgment involving the Plan.

10.13	Missing Persons

In the event a distribution of part or all of an Account is required to be made from the Plan to an Employee, Participant, Inactive Participant or Beneficiary, and such person cannot be located, the relevant portion of the Account shall be retained by the Company. If the affected Employee, Participant, Inactive Participant or Beneficiary later contacts the Company, his portion of the Account shall be reinstated and distributed as soon as administratively feasible.

10.14	Status of Participants

In accordance with Revenue Procedure 92-65 Section 3-01(d), this Plan hereby provides:

(a) Employees, Participants and Inactive Participants under this Plan shall have the status of general unsecured creditors of the Company;

(b) This Plan constitutes a mere promise by the Company to make benefit payments in the future;

(c) It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

10.15	Employee Acknowledgement

By executing this Plan document or related enrollment or election form, the undersigned Participant hereby acknowledges that he has read and understood this Plan document. The Participant also acknowledges that he knowingly and voluntarily agrees to be bound by the provisions of the Plan, as amended from time to time, including those Plan provisions which require the resolution of disputes by binding out-of-court arbitration. The Participant further acknowledges that he has had the opportunity to consult with counsel of his own choosing with respect to all of the financial, tax and legal consequences of participating in this Plan.

IN WITNESS WHEREOF each of the undersigned has executed this document on the date set forth adjacent to his signature below.

MEMEC, LLC
A Delaware Limited Liability Company

Dated:	10/01/01	By	/s/ [ILLEGIBLE]
		Title:	Chief Financial Officer